Exhibit 99.05
Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)

	Three Months Ended June			Year-to-Date June
	2015	2014	Change	2015	2014	Change
Income Account-
Retail Revenues-
Fuel	$1,130	$1,296	$(166)	$2,218	$2,772	$(554)
Non-Fuel	2,584	2,474	110	5,038	4,856	182
Wholesale Revenues	448	515	(67)	915	1,119	(204)
Other Electric Revenues	162	169	(7)	325	334	(9)
Other Revenues	13	13	—	24	30	(6)
Total Revenues	4,337	4,467	(130)	8,520	9,111	(591)
Fuel and Purchased Power	1,371	1,595	(224)	2,727	3,429	(702)
Non-Fuel O & M	1,100	1,019	81	2,222	2,005	217
Depreciation and Amortization	500	504	(4)	987	1,001	(14)
Taxes Other Than Income Taxes	245	246	(1)	497	493	4
Estimated Loss on Kemper IGCC	23	—	23	32	380	(348)
Total Operating Expenses	3,239	3,364	(125)	6,465	7,308	(843)
Operating Income	1,098	1,103	(5)	2,055	1,803	252
Allowance for Equity Funds Used During Construction	39	62	(23)	102	119	(17)
Interest Expense, Net of Amounts Capitalized	180	210	(30)	393	416	(23)
Other Income (Expense), net	(12)	(6)	(6)	(19)	(13)	(6)
Income Taxes	302	321	(19)	576	497	79
Net Income	643	628	15	1,169	996	173
Dividends on Preferred and Preference Stock of Subsidiaries	14	17	(3)	31	34	(3)
NET INCOME AFTER DIVIDENDS ON PREFERRED AND PREFERENCE STOCK	$629	$611	$18	$1,138	$962	$176

Notes
- Certain prior year data may have been reclassified to conform with current year presentation.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.